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                                                                   EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in the Current Report on Form 8-K under the Securities Exchange Act of 1934 of Universal Compression Holdings, Inc. dated May 5, 2000 of our report on the consolidated financial statements of Universal Compression Holdings, Inc. and subsidiary for the years ended March 31, 2000 and 1999 and for the period from December 12, 1997 (inception) through March 31, 1998 dated April 28, 2000 and our report on the financial statements of Tidewater Compression Service, Inc. for the period from April 1, 1997 through February 20, 1998 dated June 1, 1998, both contained in Registration Statement No. 33-34090 of Universal Compression Holdings, Inc. on Form S-1 under the Securities Act of 1933.



DELOITTE & TOUCHE LLP
Houston, Texas

May 5, 2000